Exhibit (d)(19)(ii)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

LOOMIS, SAYLES & COMPANY, L.P.

THIS AMENDMENT is made as of August 1, 2014 to the Sub-Advisory Agreement dated January 2, 2007, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Loomis, Sayles & Company, L.P. (“Loomis” or the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Sub-Advisory Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Bond**	First $200 million 0.325% Over $200 million up to $750 million 0.30% Over $750 million 0.275%

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Loomis Sayles Bond Ret Opt, a separately managed account of Transamerica Life Insurance Company that is also advised by Loomis.

In all other respects, the Sub-Advisory Agreement dated January 2, 2007, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 1, 2014.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Ranjit Bhatia
Name: Ranjit Bhatia
Title: Vice President

LOOMIS, SAYLES & COMPANY, L.P.

By: /s/ Lauren B. Pitalis
Name: Lauren B. Pitalis
Title: Vice President